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                                                                    Exhibit 23.2

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Veeco Instruments Inc. for the registration of $220,000,000 4 1/8% convertible subordinated notes due 2008 and 9,755,783 shares of common stock and to the incorporation by reference therein of our report dated February 5, 2001, with respect to the consolidated financial statements and schedule of Veeco Instruments Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2000, filed with the Securities and Exchange Commission.


/s/ Ernst & Young LLP

Melville, New York
March 11, 2002